                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER dated April 10, 2002, by and between USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USTT"), USA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of USTT("USA Acquisition"), STITCH NETWORKS CORPORATION, a Delaware corporation ("Stitch"), DAVID H. GOODMAN, an individual, MAYTAG HOLDINGS, INC., a Delaware corporation, and PENNSYLVANIA EARLY STAGE PARTNERS, L.P., a Delaware limited partnership. Each of GOODMAN, MAYTAG HOLDINGS and PENNSYLVANIA EARLY STAGE shall be hereinafter referred to severally as "Stockholder" and jointly as "Stockholders".

                                   BACKGROUND

                  Subject to the terms and conditions of this Agreement, USA Acquisition will be merged with and into Stitch (hereinafter referred to as the "Merger") in accordance with the provisions of the Delaware General Corporation Law ("GCL"). As of the date hereof, the Stockholders own all of the issued and outstanding capital stock of Stitch. As a result of the Merger, the Stockholders shall receive shares of Common Stock, no par value, of USTT ("USTT Stock") and warrants to purchase USTT Stock ("Warrants") in exchange for all of their capital stock of Stitch, and Stitch shall become a wholly-owned subsidiary of USTT.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions contained herein and intending to be legally bound hereby, each of USTT, USA Acquisition, the Stockholders and Stitch agree as follows:

                                    SECTION 1
                                   THE MERGER

                  1.1      The Merger.

                           A. Subject to the terms and conditions of this
Agreement and in accordance with the GCL, USA Acquisition shall be merged with and into Stitch at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of USA Acquisition shall cease and Stitch shall continue as the surviving corporation in the Merger (the "Surviving Company") continuing its corporate existence under the laws of the State of Delaware.

                           B. The Merger shall become effective at the time of
the filing of the Certificate of Merger in the form attached as Exhibit "A" hereto with the Secretary of State of the State of Delaware in accordance with
Section 251(c) of the GCL. The Certificate of Merger shall be filed by the Surviving Company at the time of Closing (as such term is defined in Section 1.6 hereof). The date and time when the Merger shall become effective is referred to in this Agreement as the "Effective Time."


                                        1

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                           C. At the Effective Time, the Merger shall have the
legal effect provided in Section 259 of the GCL.

                  1.2      Conversion of Stock.  At the Effective Time:

                           A. Each share of Stitch Stock (as defined below)
issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of Stitch or the holder thereof, be converted into and represent the right to receive 1.5816 shares of USTT Stock and Warrants to purchase .5272 shares of USTT Stock. The form of Warrant to be received as a result of the Merger is attached hereto as Exhibit "B". In exchange for all of the Stitch Stock (as defined below), the total number of shares of USTT Stock to be issued by USTT shall be 22,762,341 and the total number of Warrants to be granted by USTT shall be 7,587,447. Each Stockholder shall be entitled to receive immediately the Stockholder's pro rata portion of an aggregate of 17,962,341 of the shares of USTT Stock into which such Stockholder's Stitch Stock were converted pursuant to this Section 1.2.A ("Initial Shares"); and the remaining 4,800,000 shares of USTT Stock into which such Stockholder's Stitch Stock were converted pursuant to this Section 1.2.A (the "Escrow Shares"), shall be deposited in escrow pursuant to Section 1.11 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The number of shares of USTT Stock as well as the number of shares of USTT Stock underlying the Warrants ("Warrant Stock") to be delivered to the holders of the Stitch Stock shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the USTT Stock between the date hereof and the Effective Time.


                           B. Each share of Stitch Stock then held in the
treasury of Stitch shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

                           C. Each share of common stock, $.01 par value per
share, of USA Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value, of the Surviving Company.

                           D. The Stockholders shall deliver to USTT the
certificates representing their Stitch Stock. In exchange for such certificates, the Stockholders shall receive from USTT certificates representing the appropriate number of Initial Shares of USTT Stock and Warrants and the Escrow Shares shall be delivered to the Escrow Agent.

                           E. The term Stitch Stock shall mean and include each
of the following shares of capital stock of Stitch issued and outstanding immediately prior to the Effective Time: Common Stock, par value $.01 per share; Series A Preferred Stock, $.01 par value per share; and Series B Preferred Stock, $.01 par value per share.

                  1.3 No Further Rights or Transfers. At and after the Effective Time, the holders of certificates evidencing shares of Stitch Stock shall cease to have any rights as a shareholder of Stitch, except for the right to surrender such certificates to USTT in exchange for the USTT Stock and Warrants as provided herein. 2

                  1.4 Certificate of Incorporation. The Certificate of Incorporation of USA Acquisition in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company at and after the Effective Time until thereafter amended as provided by law; provided, however, that the name of the corporation set forth therein shall be changed to the name of Stitch.

                  1.5 By-laws. The By-laws of USA Acquisition in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Company at and after the Effective Time until thereafter amended as provided by law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Stitch.

                  1.6 Closing. Closing of the Merger (the "Closing") shall take place at the offices of Lurio & Associates, P.C., 2005 Market Street, Suite 2340, Philadelphia, PA, 19103 immediately following and on the same day as the approval of the increase in the authorized shares of USTT Stock by the USTT shareholders at the special meeting of shareholders described in Section 4 herein, or thereafter on the day on which the last of the conditions set forth in Section 6 hereof is fulfilled or waived (subject to applicable law), or at such later date as USTT, USA Acquisition, the Stockholders, and Stitch shall agree.

                  1.7 Actions at the Closing. At the Closing:

                           A. Stitch shall deliver to USTT and USA Acquisition
the various certificates, instruments and documents referred to in Section 6.1;

                           B. USA and USA Acquisition shall deliver to Stitch
the various certificates, instruments and documents referred to in Section 6.2;

                           C. Each of USA Acquisition and Stitch shall execute
and deliver the Certificate of Merger, and the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

                           D. Each Stockholder shall deliver to USTT the
certificate(s) representing the Stockholder's Stitch Stock;

                           E. USTT shall deliver the certificates for the
Initial Shares to each Stockholder in accordance with Section 1.2.A;

                           F. Each Stockholder shall execute and deliver to USTT
the Lock-up Agreement attached hereto as Exhibit "C";

                           G. Each Stockholder and USTT shall execute and
deliver the Registration Rights Agreement attached hereto as Exhibit "D";

                           H. Each of the officers and Directors of Stitch shall
resign and shall execute and deliver to USTT appropriate documentation in form and substance satisfactory to USTT evidencing such resignations;

                           I. Each of the officers and Directors of Stitch and
each of the Stockholders shall execute and deliver a general release in favor of Stitch (provided that rights of any of the foregoing persons to seek indemnification from Stitch as otherwise specifically provided in Section 3.3 of this Agreement shall not be released), in form and substance satisfactory to USTT, covering all the periods prior to the Effective Time; and

                           J. Each of USTT, the Stockholders, and an escrow
agent to be mutually agreed upon among them (the "Escrow Agent")shall execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit "E" (the "Escrow Agreement") and USTT shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.11. For purposes of the Lock-up Agreement and the Registration Rights Agreement, the Escrow Shares shall be deemed to be held by the Stockholders and shall be in the last group of shares to be subject to transfer restrictions or registration, as the case may be.

                  1.8 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any necessary action, including executing and delivering any document, in the name and on behalf of either Stitch or USA Acquisition in order to consummate the Merger.

                  1.9 Fractional Shares. No certificates or scrip representing fractional USTT Stock shall be issued to the holder of any Stitch Stock as a result of the Merger, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of USTT with respect to any fractional USTT Stock that would have otherwise been issued to such holder. In lieu of any fractional USTT Stock that would have otherwise been issued, each holder that would have been entitled to receive a fractional share of USTT Stock shall receive such whole number of USTT Stock as is equal to the precise number of USTT Stock to which such holder would be entitled, rounded up to the nearest whole number.

                  1.10 Stock Options. Prior to the Effective Time, all of the options to purchase Stitch Stock that are issued and outstanding as of the date of this Agreement and that are set forth in Schedule 1.10 hereof shall be canceled (if not previously exercised) by Stitch and new options shall be granted as set forth in Schedule 1.10. At the Effective Time, each then outstanding option (an "Option") to purchase Stitch Common Stock granted after the date hereof and prior to the Effective Time pursuant to the 1999 Equity Compensation Plan shall be canceled, and each holder of an Option, whether or not such Option is then currently vested, shall be entitled to receive a fully vested option (a "USTT Option") to purchase 1.5816 shares of USTT Stock per share of Stitch Common Stock evidenced by such Option. The term of each USTT Option shall be five (5) years and the exercise price shall be equal to one-half of the Merger Value (as defined in Section 8.6.A) of the USTT Stock. Additionally, each holder of an Option shall be entitled to receive Warrants to purchase .2636 shares of USTT Stock as if such holder had immediately prior to the Effective Time owned the number of shares of Stitch Common Stock into which such Option had been exercisable. The USTT Stock into which the USTT Options and Warrants are convertible shall be subject to the

Lock-up Agreement and the Registration Rights Agreement. The total number of Options as of the Effective Time shall be 1,565,025 and the total number of USTT Options to be issued by USTT to the Option holders shall be 2,475, 318 and the total number of Warrants to be issued to the Option holders shall be 412,553. At the time of Closing, USTT shall receive from each holder of an Option appropriate releases and other documentation reasonably requested by USTT. Stitch represents and warrants to USTT and USA Acquisition that a complete list of the holders of such Options, the number of shares of Stitch Common Stock covered by such Options, the vesting schedule thereof, and the per share exercise price of such Options is set forth in Schedule 1.10 hereto. Upon delivery of the certificates for the appropriate number of USTT Options and Warrants to the holder of an Option in accordance with this Section 1.10, such holder shall have no right to receive any other payment for such Option. The USTT Option shall be in the form attached hereto as Exhibit "F".

                  1.11 Escrow. At the Closing, USTT shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.2.A, for the purpose of securing the indemnification obligations of the Stockholders set forth in
Section 8 of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

                                    SECTION 2
                         REPRESENTATIONS AND WARRANTIES

                  2.1 Representations and Warranties of Stitch. Stitch and each of the Stockholders, jointly and severally, represent and warrant to each of USTT and USA Acquisition the following:

                           A. Corporate Organization. Stitch is a corporation
duly organized, existing and in good standing under the laws of the State of Delaware, with all requisite power, authority, and licensing (corporate and other) to own, operate and lease its properties and carry on its business as now being conducted except where the failure to have such power, authority or license, has not had, and could not reasonably be expected to have a Material Adverse Effect. Stitch is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" shall mean any change in or effect on the business of Stitch that is materially adverse to the business, operations, financial condition, or assets of Stitch, except for any such changes or effects resulting from or arising in connection with any changes in general economic or business conditions.

                           B. Capitalization. The authorized capital stock of
Stitch consists of 17,000,000 shares of common stock, $.01 par value per share, and 8,391,532 shares of undesignated Preferred Stock, $.01 par value per share, of which 3,114,637 have been designated as Series A Convertible Preferred Stock, and 5,276,895 have been designated as Series B Convertible Preferred Stock. As of the date of this Agreement, the following shares of Stitch Stock are issued and outstanding: 6,000,000 shares of Common Stock, 3,114,637 shares of Series A Convertible Preferred Stock, and 5,276,895 shares of Series B Convertible Preferred Stock. There are no shares of Stitch Stock held in the treasury of Stitch. All of such issued and outstanding shares of Stitch Stock are validly issued and duly authorized by Stitch and are fully paid and nonassessable. Except for these issued and outstanding shares of Stitch Stock and the Options issued and to be issued as described in Schedule 1.10, there are no shares of capital stock or other equity securities of Stitch issued and outstanding, and there are no (i) subscriptions, options or warrants, calls or conversion, exchange or other rights to purchase or acquire any securities of Stitch and no securities of Stitch are reserved for issuance for any purpose, or (ii) contracts, commitments, agreements or understandings that have not been fully performed or any agreements or restrictions to which Stitch is a party or is bound or relating to any shares of capital stock or other securities of Stitch, whether or not outstanding. Except for possible exercises of Options, the number of issued and outstanding shares of Stitch Stock will be the same on the Effective Time as on the date hereof.

                           C. Authority. The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Directors and shareholders of Stitch and no other corporate proceedings on the part of Stitch are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. Stitch has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes the valid and binding agreement of Stitch, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a court in granting equitable remedies.

                           D. Conflicts with Instruments. Except as set forth in
Schedule 2.1 (D), neither the execution or delivery of this Agreement by Stitch or the consummation of the transactions contemplated by this Agreement by it nor the compliance with the terms of this Agreement by it will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Stitch, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement or other instrument or commitment or obligation to which Stitch is a party, or by which it or any of its properties may be bound or affected; or (ii) violate any provision of any permit, license, certificate or registration to which it is subject or pursuant to which it conducts business.

                           E. No Violation. Except as set forth in Schedule
2.1(E), the execution, delivery, and performance of this Agreement by Stitch does not (with or without the giving of notice or the lapse of time or both), in any respect, violate, conflict with or constitute a breach of or default under
(i) any terms or provision of the Certificate of Incorporation or bylaws of Stitch, (ii) the terms of any agreement or other instrument to which Stitch is a party, (iii) any judgment, order, writ or decree of any court or governmental agency by which Stitch or its assets or properties is bound, or (iv) any statute, law, rule or regulation applicable to Stitch. Except for corporate filings with the Secretary of State of Delaware, no consent, approval, order or authorization of, or filing with, any governmental agency is required in connection with the execution, delivery or performance by Stitch or any Stockholder of this Agreement.

                           F. Related Party Obligations. Except as set forth on
Schedule 2.1(F), Stitch has no obligation, liability or commitment (contingent or otherwise) to or from any past or present officer, director, or stockholder or any party related to, controlling, controlled by or under common control with any of the foregoing.

                           G. Governmental Consents. Except as set forth in
Schedule 2.1 (G), Stitch has all licenses, permits, tariffs, consents, approvals, authorizations, qualifications, and orders of governmental authorities required in the conduct of its business as presently conducted (collectively, the "Governmental Consents"). All Governmental Consents are in full force and effect. Stitch is not in default under any Governmental Consent and there is no claim, action, suit, proceeding or investigation pending or threatened, which would adversely affect any Governmental Consent in any material respect. Copies of all Governmental Consents have been previously delivered by Stitch to USTT. To Stitch's knowledge, no condition exists which (either immediately or upon notice, lapse of time or both) would adversely affect the validity of any Governmental Consent in any material respect, and no suspension or cancellation of any Governmental Consent is pending or threatened.

                           H. Subsidiaries. Stitch does not own, directly or
indirectly, an equity interest in a corporation, partnership, joint venture or any other entity.

                           I. Financial Statements. Stitch has delivered to USTT
the following: its audited balance sheet as of December 31, 1999 and 1998; its audited statement of operations for the years ended December 31, 1998 and 1999; its audited statement of stockholder's equity for the years ended December 31, 1998 and 1999; its audited statements of cash flows for the years ended December 31, 1998 and 1999; its income statement for the years ended December 31, 2001 and 2000; its balance sheets as of December 31, 2001 and 2000; its statement of cash flows for the years ended December 31, 2001 and 2000; its statement of stockholder's equity for the year ended December 31, 2000; its balance sheet as of February 28, 2002; its income statement for the month ended February 28, 2002; and its statement of cash flows for the month ended February 28, 2002 (collectively referred to herein as the "Financial Statements"). Copies of the Financial Statements are attached hereto as Schedule 2.1(I). The Financial Statements fairly present in all material respects Stitch's financial position as of the applicable date or dates and the results of its operations for the periods reflected therein and were prepared in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in Schedule 2.1(I), and except for costs and expenses incurred by Stitch in its efforts to restructure, refinance or sell its business, since December 31, 2001, Stitch has not incurred any cost, expense, obligation or liability, whether accrued, absolute, contingent or otherwise, except obligations incurred in the ordinary course of business. Except as reflected on the Financial Statements or the Schedules hereto and except as incurred in the ordinary course of business, Stitch has no liabilities or obligations of any kind, known or unknown, whether accrued, absolute, contingent or otherwise.

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                           J. Subsequent Events. Since February 28, 2002, Stitch
has not except as disclosed in Schedule 2.1(J) hereto or incurred in the ordinary course of business:

                                    (i) incurred any obligation or liability
(contingent or otherwise) for inadequate consideration;

                                    (ii) discharged or satisfied any lien or
encumbrance or paid any obligation or liability (contingent or otherwise);

                                    (iii) mortgaged, pledged, or subjected to
lien, charge, security interest, or other encumbrance any of its assets or properties;

                                    (iv) sold, assigned, transferred, leased,
disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its material assets or properties, except pursuant to the term sheet related to the Merger;

                                    (v) acquired or leased any material assets
or property of any other party;

                                    (vi) canceled or compromised any debt or
claim;

                                    (vii) waived or released any material
rights;

                                    (viii) granted or made any commitment to
grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other party except as disclosed on Schedule 2.1(U);

                                    (ix) entered into any collective bargaining
agreement or made any commitment or incurred any liability to any labor organization;

                                    (x) made any material capital expenditure;

                                    (xi) suffered any material casualty loss or
damage;

                                    (xii) declared any dividend or made any
payment or other distribution in respect of any Stitch Stock;

                                    (xiii) purchased, redeemed, issued, sold, or
otherwise acquired or disposed of any Stitch Stock, any evidence of its indebtedness, or any of its other securities, or granted any options, warrants, or other rights with respect thereto;

                                    (xiv) terminated or modified, or agreed to
the termination or modification of, any of the Material Contracts listed on
Schedule 2.1(N) hereto; or


                                    (xv) suffered the loss of any supplier(s),
vendor(s) or customer(s), which loss (individually or in the aggregate) has had a Material Adverse Effect.

                           K. Taxes. Except as set forth in Schedule 2.1(K),
Stitch has duly filed with the appropriate federal, state, local, and other governmental agencies, where appropriate, all tax returns, information returns, and reports required to be filed by Stitch and all such returns are accurate in all material respects. Stitch has paid in full (or made adequate provision for the payment thereof) all taxes (including, without limitation, federal, state and local income taxes, franchise taxes, ad valorem taxes, estimated tax payments, taxes withheld from employees' salaries, taxes otherwise due with respect to, or on account of, its employees, sales and use taxes, and real and personal property taxes), interest, penalties, assessments, or deficiencies due and owing by Stitch to all taxing authorities. Complete copies of the income tax returns of Stitch for the five fiscal years ending December 31, 2001, as filed with the Internal Revenue Service ("IRS") and all state taxing authorities, signed by an officer of Stitch, and all audit reports received by Stitch during the last five years and issued by the IRS or state taxing authorities and all consents and agreements entered into during the last five years with the IRS or state taxing authorities, were supplied to USTT prior to the date hereof and are attached hereto as Schedule 2.1(K). All information reported on such returns is true, accurate, and complete in all material respects. Stitch has not adopted a plan of complete liquidation under the Internal Revenue Code of 1986, as amended (the "Code"), or filed a consent pursuant to Section 341(f) of the Code. No tax deficiencies have been asserted against Stitch. Stitch is not a party to, nor is there any pending, or to the knowledge of Stitch, threatened, action, proceeding, or assessment against Stitch for the collection of taxes by any governmental authority (federal, state or local), nor is there any review or examination by any taxing authority of any return or report filed by Stitch.

                           L. Compliance with Laws. Stitch is in compliance, in
all material respects, with all federal, state and local laws and regulations relating to Stitch's business, including, but not limited to, zoning laws, health regulations, building codes, fire codes, occupational safety laws, equal employment opportunity laws, immigration laws, wage and hour laws, plant closing laws and other federal, state and/or local laws and regulations, and there are no pending or threatened violations of any of the foregoing.

                           M. Environmental Matters. Stitch is in compliance, in
all material respects, with all environmental statutes, laws, regulations, and ordinances. Stitch has not received any written or oral communication from any governmental authority or private party that alleges that it or any of its properties or assets is not, or that the business of Stitch has not been conducted in such compliance.

                           N. Material Contracts. Except as set forth on
Schedule 2.1(N) hereto or listed on any other Schedule hereto (collectively the "Material Contracts"), there are none of the following, whether oral or written, to which Stitch is a party relating to Stitch's business or any of its properties or assets:

                                    (i) real property leases;

                                    (ii) personal property leases;

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                                    (iii) agreements with customers in excess of
$50,000;

                                    (iv) agreements with the supplier of any
services in excess of $50,000;

                                    (v) arrangements with the supplier of any
goods in excess of $50,000;

                                    (vi) agreements with any franchiser, sales
agent or representative in excess of $50,000;

                                    (vii) discounts or allowances from
manufacturers, suppliers or customers;

                                    (viii) borrowing or lending of money, on a
secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another in excess of $50,000;

                                    (ix) financing of accounts receivable or
other extensions of credit;

                                    (x) non-competition, non-solicitation or
similar agreements;

                                    (xi) the construction, modification or
improvement of any building or structure or the incurrance of any other capital expenditure in excess of $50,000; and

                                    (xii) any other contract that Stitch deems
to be material.

Correct and complete copies of all Material Contracts (or where they are oral, true and complete written summaries thereof) have been delivered to USTT prior to the date hereof. To the knowledge of Stitch, each of the Material Contracts is valid, in full force and effect, and binding upon each of the parties thereto and enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other similar laws affecting the rights of creditors generally, general equitable principles and the discretion of the equity tribunal having jurisdiction, and there has not been any actual or contemplated termination, cancellation or limitation of, or any modification or change in, any of the Material Contracts. There has not occurred any default, or any event which, with the lapse of time or the election of any party other than the Stitch, or any combination thereof, will become a default, by Stitch or any other party under any of the Material Contracts.

                           O. Bank Accounts. Schedule 2.1(O) hereto is a
complete and correct list of: (i) all cash and cash equivalents and of each bank account and safe deposit box maintained by Stitch, and the names of bank contacts and all persons authorized to withdraw funds, sign checks or otherwise deal with such cash, cash equivalents, accounts and safe deposit boxes; and (ii) all uncleared checks, drafts and draws on or from all such accounts as of February 28, 2002, and all checks, drafts and draws written and issued in the month of March 2002, whether cleared or uncleared, listing the date, amount and payee of each such check, draft and draw.


                           P. Intellectual Property.

                                    (i) Stitch owns all right, title and
interest (free and clear of all liens, encumbrances, adverse claims, or security interests) or possesses adequate third-party licenses or other valid rights to use all Intellectual Property (as defined below) owned, registered, licensed, or used by Stitch ("Stitch Intellectual Property"). Each item of Stitch Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on identical terms and conditions as it was immediately prior to the Closing. Stitch has taken reasonable steps in accordance with normal industry practice to protect the proprietary nature of each item of Stitch Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. Except as set forth in Schedule 2.1(P) hereof, (i) no other person or entity has any rights to any of the Stitch Intellectual Property (except pursuant to agreements granted in the ordinary course of business), and (ii) no other person or entity is infringing, violating or misappropriating any of the Stitch Intellectual Property . For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof,
(iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(v) trademarks, service marks, trade names, domain names and applications and registrations therefor, and (vi) other proprietary rights relating to any of the foregoing. Schedule 2.1(P) hereto lists the Stitch Intellectual Property, including each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of Stitch. The Stitch Intellectual Property constitutes all Intellectual Property that is owned by, registered to, licensed to or in which Stitch has the right to use, for the operation of the business of Stitch as has been conducted for the previous three years.

                                    (ii) None of the products manufactured,
marketed, sold or licensed, or the services provided, by Stitch to other parties, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 2.1(P) hereto lists any complaint, claim or notice, or written threat thereof, received by Stitch alleging any such infringement, violation or misappropriation; and Stitch has provided to USTT complete and accurate copies of all written documentation in the possession of Stitch relating to any such complaint, claim, notice or threat. Stitch has provided to USTT complete and accurate copies of all written documentation in Stitch's possession relating to claims or disputes concerning any Stitch Intellectual Property.

                                    (iii) Schedule 2.1(P) identifies each
license or other agreement (or type of license or other agreement) pursuant to which Stitch has licensed, distributed or otherwise granted any rights to any third party with respect to, any Stitch Intellectual Property.

                                    (iv) Schedule 2.1(P) identifies each item of
Stitch Intellectual Property that is owned by a party other than Stitch, and the license or agreement pursuant to which Stitch uses it.

                                    (v) Stitch has never disclosed the source
code for any of the software owned by Stitch (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity.

                                    (vi) All of the Stitch Intellectual Property
has been created by employees of Stitch within the scope of their employment by Stitch or by independent contractors of Stitch who have executed agreements assigning all right, title and interest in such copyrightable materials to Stitch. To the extent that any Intellectual Property has been developed or created by a third party for Stitch, Stitch has a written agreement with such third party with respect thereto, and Stitch thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted or currently planned by Stitch to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment. No present or former employee of, or consultant to, Stitch, including any former employer of a present or former employee or consultant to Stitch, has any proprietary, commercial or other interest, direct or indirect, in any of the Stitch Intellectual Property.

                           Q. Inventory. All inventory of Stitch whether or not
reflected on the balance sheet of Stitch as of February 28, 2002, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the balance sheet. A list of the inventory of Stitch as of the date hereof, including valuation thereof and location, is attached hereto as Schedule 2.1(Q).

                           R. Accounts Receivable. Except as set forth in
Schedule 2.1(R), Stitch's accounts receivable reflected on the February 28, 2002 balance sheet and all accounts receivable generated thereafter (net of allowance for doubtful accounts) are bona fide receivables, were generated in the ordinary course of business, are accurately dated and are collectible in full in accordance with their terms. On or prior to the date hereof, Stitch has delivered to USTT an accurate and complete aging schedule of Stitch's accounts receivable as of February 28, 2002 which is attached hereto as Schedule 2.1(R).

                           S. Customers and Billings. Prior to the date hereof,
Stitch has delivered to USTT accurate and complete copies of the following:

                                    (i) Stitch's customer list reflecting name,
address, current billing, phone numbers, authorization codes;

                                    (ii) Stitch's list of customers reflecting
the delivery of goods and services which are to be made after the Closing Date.

                           T. Insurance Attached hereto as Schedule 2.1(T) is a
list of all of Stitch's insurance policies of every nature. Since January 1, 1999, Stitch has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time. Since December 31, 2001, Stitch has not suffered any casualty, loss or damage in excess of $5,000 in the aggregate for all such casualties, losses and damages, whether or not any such loss or damage is or was covered by insurance.

                           U. Employee Benefit Plans.

                                    (i) Except as set forth on Schedule 2.1(U),
Stitch does not sponsor, maintain, administer or contribute to (nor has it ever sponsored, maintained, administered or contributed to): (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (a "Retirement Plan"), (ii) any plan or arrangement providing health (medical, dental or vision), disability, life, accident, legal aid, dependent care, supplemental unemployment or education benefits; any plan or contract providing for benefits on severance or termination of employment, reduction of hours, change in employment category or similar event; any program providing for paid time off (including holiday pay, sick leave, vacation, leave of absence, disability); any fringe benefit (including company cars); or any employee welfare benefit plan (as defined in Section 3(1) of ERISA) not included in the foregoing categories (a "Welfare Plan"), and (iii) any contract, policy or practice relating to employment; any contract, policy or practice providing payments or benefits upon a change in control, management or ownership; any stock option, stock purchase, stock appreciation or stock ownership plan; any bonus, performance or incentive compensation plan; or any contract, policy or practice providing compensation or benefits not included in the foregoing categories or in subsections (i) or (ii) above (a "Benefit Arrangement"). All Retirement Plans, Welfare Plans and Benefit Arrangements sponsored, maintained, administered or contributed to by Stitch are hereinafter collectively referred to as "Employee Benefit Plans."

                                    (ii) With respect to each Employee Benefit
Plan, Stitch has delivered to USTT true, correct and complete copies, including any and all amendments thereto, of the following (to the extent applicable): (i) the Plan document and amendments of the Plan document (or, if no written plan document exists, a description thereof), (ii) the current and all prior Summary Plan Descriptions and any employee communications describing the terms or operations of the Plan, (iii) the three most recently filed Form 5500s including all schedules thereto and any related accountant's reports, (iv) the determination letters issued by the IRS, (v) the three most recent actuarial valuations (in the case of a defined benefit plan) or most recent allocation reports (in the case of a defined contribution plan), (vi) any current or prior collective bargaining agreements or other contracts requiring contributions to such Plan, (vii) any current or prior employee handbooks or policy manuals which refer to such Plan, and (viii) any fiduciary liability insurance policies or fidelity bonds relating to such Plan.

                                    (iii) The assets of Stitch are not subject
to any liens under ERISA or the Code, and no event has occurred, and no condition exists, which could subject Stitch or its assets to a future liability, obligation or lien on account of any Controlled Group Benefit Plan. For purposes of this subsection, a Controlled Group Benefit Plan means any Employee Benefit Plan which Stitch or any affiliated entity, within the meaning of Section 414(b), (c), (m) or (o) of the

Internal Revenue Code (an "Affiliate"), maintains or at any time maintained, or to which Stitch or any Affiliate has at any time contributed or been obligated to contribute.

                                    (iv) No Controlled Group Benefit Plan is or
at any time was a "multiemployer plan" (within the meaning of ERISA Section 3(37)), nor has Stitch or any Affiliate ever maintained, sponsored or been required to make contributions to any such plan. No Controlled Group Benefit Plan is or at any time was a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)), nor has Stitch or any Affiliate ever maintained, sponsored or been required to make contributions to any such arrangement.

                                    (v) Each Employee Benefit Plan is, and has
at all times been, administered, maintained and operated in compliance with its terms and in compliance with the applicable provisions of the Code, ERISA and all other federal, state and local laws (and all rules and regulations promulgated or proposed thereunder). Each Employee Benefit Plan which Stitch currently maintains, administers, sponsors or contributes to can be amended, terminated or discontinued at any time without liability to Stitch.

                                    (vi) Stitch has performed all obligations
required to be performed by it by the terms of each Employee Benefit Plan (including, but not limited to, filing all governmental returns or reports on a timely basis), and all contributions or payments deducted by Stitch for tax purposes were properly deductible in the year for which such deductions were claimed. Stitch has made no non-deductible contributions (within the meaning of Code Section 4972) to any Employee Benefit Plan.

                                    (vii) There are no actions, proceedings,
investigations or claims of any kind (other than routine benefit claims made in the ordinary course), including claims for civil penalties, pending or threatened, against any person or entity with respect to any aspect of the terms or operations of any Employee Benefit Plan, and no events or omissions have occurred which could give rise to any such actions, proceedings, investigations or claims. There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on Schedule 2.1(U).

                                    (viii) Each Retirement Plan that is or was
intended to constitute a qualified plan under Section 401(a) of the Code is, and has at all times been, qualified, in form and operation, under Section 401(a) of the Code and is the subject of a favorable determination letter from the IRS.

                                    (ix) With respect to any Retirement Plan
(whether or not terminated) which is a defined benefit plan (as defined in Section 3(35) of ERISA) (including, for this purpose, any Controlled Group Benefit Plan which is a Retirement Plan): (i) neither Stitch nor any Affiliate has incurred or would incur any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Retirement Plan, Plan participants or any other person or entity on account of the termination of such Retirement Plan or a withdrawal therefrom, (ii) the fair market value of the net assets of such Plan equal or exceed both the "benefit liabilities" of the Plan for purposes of ERISA Section 4041 and the present value of all projected benefit obligations (including, but not limited to, any early retirement or other subsidy) calculated in accordance with Statement No. 87 of the Financial Accounting Standards Board, based on the actuarial methods, tables and assumptions that are no more favorable to the Plan than the actuarial methods, tables and assumptions that would be used by the PBGC in terminating an underfunded single employer plan on the date of such calculation,
(iii) there have not been any "reportable events" (as defined in Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived,
(iv) the funding method for such Plan and the actuarial assumptions used in connection with the funding of such Plan satisfy the requirements of Section 412 of the Internal Revenue Code and Section 302 ERISA, and (v) such Plan does not have any unfunded past service liabilities.

                                    (x) With respect to any Retirement Plan
which is unfunded, Stitch has adequately provided for, and its financial statements accurately reflect (in accordance with GAAP consistently applied), the amount of all accrued benefits under such Plan, and such accrued benefits were computed based on actuarial methods, tables and assumptions, each of which is itself reasonable.

                                    (xi) No Controlled Group Benefit Plan
provides health, medical or similar benefits to retirees or other former employees or their beneficiaries (except to the extent required under ERISA Sections 601-608).

                                    (xii) Except as provided in Section 1.10
hereof, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Stitch or of any Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including any schedules attached hereto, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer except as expressly provided in this Agreement, including schedules attached hereto, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption does not apply.

                                    (xiii) With respect to any Employee Benefit
Plan that is funded wholly or partially through an insurance policy, or with respect to the liabilities or expenses of such Plan, there will be no liability of Stitch or any Affiliate as of the Closing under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual contingent liability arising wholly or partially out of events occurring prior to the Closing. The consummation of the transactions contemplated by this Agreement will not cause a revocation or material modification of any such insurance policy, and all such policies can be assumed by USTT at its option. Schedule 2.1(U) includes all insurance policies described in this subsection (xiii).

                                    (xiv) Stitch and all Affiliates have at all
times complied with the COBRA group health plan continuation of coverage requirements under ERISA Sections 601-608 and the regulations promulgated thereunder. Schedule 2.1(U) lists all persons who (i) currently have or are entitled to COBRA continuation coverage under any Employee Benefit Plan currently or previously maintained by Stitch, specifying the date such coverage or entitlement thereto began for each person and the date the maximum required period of coverage for such person will end, and (ii) are eligible to elect such COBRA continuation coverage or to have it elected on their behalf on account of a qualifying event which has already occurred or which will occur prior to Closing.

                           V. Labor Relations/Employment Warranties.

                                    (i) At the present time and for the past
five years: (i) no collective bargaining representative has the right to represent any group of Stitch's employees; (ii) there is no petition for election of a collective bargaining representative; and (iii) there is no organizational effort by any labor organization which could affect any employee of the Stitch.

                                    (ii) There is no strike, slowdown, work
stoppage or interruption, or labor dispute pending, or threatened, against Stitch.

                                    (iii) Stitch has materially complied with
all employment related laws.

                                    (iv) Stitch has set forth on Schedule 2.1(V)
all material facts concerning all employment related suits, or any claims, investigations, charges, complaints, or grievances which have been brought or arose since January 1, 1999. Stitch has satisfied and fully performed all judgments, decrees, orders, conciliation agreements, and settlement agreements to which it is subject and has provided USTT with a copy of any such judgment, decree, order, or agreement.

                                    (v) Except as set forth on Schedule 2.1(V),
Stitch has not adopted and is not subject to any obligation under any affirmative action plan or similar program.

                                    (vi) Stitch has provided USTT with a copy of
all employee handbooks, manuals and written employment related policies and a complete description of all other employment related policies and practices.

                                    (vii) Except as set forth in Schedule
2.1(V),

                                            (a) All employees of Stitch can be
terminated at will;

                                            (b) Stitch has not entered into any
employment or consulting agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation after the date hereof; and

                                            (c) Stitch has no termination or
severance arrangement nor any other contractual obligation with respect to any employee or former employee of Stitch, which cannot be terminated after the date hereof without any cost to USTT or Stitch.

                                    (viii) Schedule 2.1(V) is a complete and
accurate list of each of Stitch's employees and includes

                                            (a) his/her date of hire, position,
present compensation rate, amounts and dates of bonuses and increases in compensation since January 1, 1999, amounts and dates of all future bonuses and increases in compensation of which Stitch has made a commitment prior to the date hereof, and announced termination date (if any);

                                            (b) the amounts of all accrued
vacation, sick, and other leave, accrued severance entitlement, accrued commission, and accrued bonuses (including any pro rata accruals for a portion of a year) for Stitch's employees and former employees as of the date hereof and such amounts expected to be accrued as of the date hereof; and

                                            (c) all automobiles, club membership
and other perquisites provided to employees and the annual cost thereof.

                                    (ix) Except as set forth on Schedule 2.1(V)
(i) other than amounts which have not yet become payable in accordance with Stitch's customary practices, Stitch has paid in full to its employees all wages, salaries, commission, bonuses and other compensation for all services performed by them to date, and (ii) Stitch has paid all severance pay, if any, and benefits, FICA, withholding taxes and vacation pay, if any, for all of its employees and is not subject to any claim for non-payment or non-performance of any of the foregoing.

                                    (x) Stitch has provided USTT with access to
the personnel files and employment records of all of its employees and former employees.

                           W. Litigation. Except as set forth on Schedule
2.1(W), there is no litigation, claim, arbitration, proceeding, or governmental investigation (i) to which Stitch is a party, (ii) relating to any of its respective properties or businesses, (iii) threatened against Stitch or any of its properties or business, (iv) challenging the legality of, or Stitch's right to enter into or perform its obligations under, this Agreement or the transactions contemplated hereby, or (v) asserting any right with respect to the Stitch Stock.

                           X. Books and Records. Stitch has made available to
USTT and its representatives all of its tax, accounting, corporate and financial books and records, whether in written, electronic or other form. All such books and records are materially complete and materially correct, have been maintained on a current basis, and fairly reflect the basis for Stitch's financial condition and results of operations.

                  2.1.1 Stockholder's Knowledge. The representations and warranties of each Stockholder set forth in Section 2.1 are made to each of such Stockholder's knowledge. The foregoing shall not, however, affect in any manner whatsoever any of the Stockholder's indemnification obligations under Section 8.1.A hereof, and solely for the purposes thereof the knowledge qualification of the Stockholders shall not be applied.

                  2.2 Representations and Warranties of Stockholders. Each Stockholder for such Stockholder, and not jointly and severally, represents and warrants to USTT and USA Acquisition as follows:

                           A. Stock Ownership. The Stockholder is the sole
record and beneficial owner of all of the Stitch Stock as reflected on Schedule 2.2(A) hereto, free and clear of all liens, restrictions, pledges, claims, security interests and other encumbrances. The Stockholder has full power and authority to transfer the Stockholder's Stitch Stock as provided herein without the consent or approval of any other person or entity.

                           B. Authority. The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholders and no other proceedings (corporate or otherwise) on the part of the Stockholder are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. The Stockholder has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a Court in granting equitable remedies.

                           C. Conflicts with Instruments. Neither the execution
or delivery of this Agreement by the Stockholder or the consummation of the transactions contemplated by this Agreement by it nor the compliance with the terms of this Agreement by it will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Stockholder, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement or other instrument or commitment or obligation to which the Stockholder is a party, or by which the Stockholder or any of the Stockholder's properties may be bound or affected; or (ii) violate any provision of any permit, license, certificate or registration to which it the Stockholder is subject or pursuant to which the Stockholder conducts business.

                           D. No Violation. The execution, delivery, and
performance of this Agreement by the Stockholder does not (with or without the giving of notice or the lapse of time or both), in any respect, violate, conflict with or constitute a breach of or default under (i) any terms or provision of the organizational documents, if any, of the Stockholder, (ii) the terms of any agreement or other instrument to which the Stockholder is a party,
(iii) any judgment, order, writ or decree of any court or governmental agency by which the Stockholder or the Stockholder's assets or properties is bound, or
(iv) any statute, law, rule or regulation applicable to the Stockholder. No consent, approval, order or authorization of, or filing with, any governmental agency is required in connection with the execution, delivery or performance by the Stockholder of this Agreement.

                           E. Investment Intent. The Stockholder is acquiring
the USTT Stock and Warrants hereunder for the Stockholder's own account for investment purposes and not for any resale or distribution thereof.

                           F. Lack of Marketability. The Stockholder understands
that (i) there are substantial restrictions on the transferability of the USTT Stock, the Warrants, and the Warrant Stock; (ii) there is no guarantee of a purchaser for the USTT Stock, Warrants, or Warrant Stock; (iii) as a result, the Stockholder may have to hold the USTT Stock, Warrants, or Warrant Stock for an indefinite period of time; and (iv) the Stockholder is able to bear the economic risk of an investment in the USTT Stock, Warrants, or Warrant Stock and to hold any of these securities for an indefinite period of time.

                           G. Investment Knowledge. The Stockholder has been
given such information relative to USTT as well as the opportunity to ask questions of and receive answers from USTT and to obtain any additional information which USTT possesses or can obtain without unreasonable effort or expense, as the Stockholder believes necessary or appropriate to the investment decision to acquire the USTT Stock and the Warrants. The Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of an investment in the USTT Stock and Warrants. The Stockholder has thoroughly reviewed the Agreement and fully understands the terms thereof and has received and fully reviewed and understands each of the following: USTT's Form 10-KSB for the fiscal year ended June 30, 2001; USTT"s Form 10-QSB for the quarter ended September 30, 2001; USTT's Form 10-QSB for the quarter ended December 31, 2001; and USTT's Proxy Statement for the Annual Meeting of Shareholders held on March 21, 2002.

                           H. Transfer Restrictions. The Stockholder will not
sell, assign, dispose of, or transfer the USTT Stock, Warrants, or Warrant Stock except in compliance with all applicable securities laws and until registered under the Securities Act of 1933, as amended ("Act"), upon the reasonable request of USTT, and as a condition of such sale, assignment, disposition or transfer, deliver to USTT, if requested, the written opinion of the Stockholder's counsel that such sale, assignment, disposition or transfer is in compliance with all such securities laws.

                           I. Legend. The Stockholder acknowledges that until
otherwise registered under the Act, the certificates representing the USTT Stock, the Warrants, and the Warrant Stock shall have substantially the following legend affixed to them:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PENNSYLVANIA SECURITIES ACT OF 1972, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THESE SECURITIES IS PROHIBITED UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH SALE OR DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES OF ANY STATE. BY ACQUIRING THESE SECURITIES, THE HOLDER REPRESENTS THAT HE HAS A ACQUIRED SUCH SECURITIES FOR INVESTMENT PURPOSES ONLY AND THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THESE SECURITIES WITHOUT REGISTRATION OR COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

                           J. Residence. The Stockholder is a resident or
domiciliary of the state listed opposite such Stockholder's name on Schedule 2.2(J) and is an accredited investor as such term is defined under Rule 501 promulgated under the Act.

                  2.3 Representations and Warranties of USTT. USTT represents and warrants to Stitch the following:

                           A. Corporate Organization. USTT is a corporation duly
organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite power, authority and licensing (corporate and other) to own, operate and lease its properties and carry on its business as now being conducted except where the failure to have such power, authority or license, has not had, and could not reasonably be expected to have a Material Adverse Effect. USTT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" shall mean any change in or effect on the business of USTT that is materially adverse to the business, operations, financial condition, or assets of USTT, except for any such changes or effects resulting from or arising in connection with any changes in general economic or business conditions.

                           B. Capitalization. The authorized capital stock of
USTT consists of 85,000,000 shares of common stock, no par value per share, and 1,800,000 shares of undesignated Preferred Stock, no par value, of which 900,000 have been designated as Series A Convertible Preferred Stock and 250,000 as Series B Equity Participating Preferred Stock. As of March 22, 2002, the following shares are issued and outstanding: 38,358,894 shares of Common Stock, no par value; 544,884 shares of Series A Convertible Preferred Stock; and no shares of Series B Participating Preferred Stock. Except for the issued and outstanding shares described above and as described in Schedule 2.3(B) or in the SEC Reports (as defined below) or in USTT's Proxy Statement for the Annual Meeting of Shareholders held on March 21, 2002, as of March 22, 2002, there are no shares of capital stock or other equity securities of USTT issued and outstanding, and there are no (i) subscriptions, options, warrants, calls or conversion, exchange or other rights to purchase or acquire any securities of USTT and no securities of USTT are reserved for issuance for any purpose, or
(ii) contracts, commitments, agreements or understandings that have not been fully performed or any agreements or restrictions to which USTT is a party or is bound or relating to any shares of capital stock or other securities of USTT, whether or not outstanding.

                           C. Authority. The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors of USTT and other than the approval by the USTT Shareholders of the proposal described in Section 4 hereof, no other corporate proceedings on the part of USTT are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. USTT has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes the valid and binding agreement of USTT, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a Court in granting equitable remedies.

                           D. Conflicts with Instrument. Neither the execution
or delivery of this Agreement by USTT or the consummation of the transactions contemplated by this Agreement by it nor the compliance with the terms of this Agreement by it will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of USTT, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement or other instrument or commitment or obligation to which USTT is a party, or by which it or any of its properties may be bound or affected; or (ii) violate any provision of any permit, license, certificate or registration to which it is subject or pursuant to which it conducts business.

                           E. All of the USTT Stock will be, when issued in
accordance with this Agreement, duly authorized, validly issued and non-assessable. All of the Warrants will be, when issued in accordance with this Agreement, duly authorized, validly issued and non-assessable.

                           F. SEC Filings; Financial Statements.

                                    (a) USTT has filed all forms, reports and
documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2000 through the date of this Agreement (collectively, the "SEC Reports"). As of the respective dates they were filed,
(i) the SEC Reports were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects, in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be, and (ii) none of the SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                    (b) Each of the consolidated financial
statements (including, in each case, any notes thereto) contained in the SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented or will present fairly, in all material respects, the consolidated financial position of USTT and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

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




                                    (c) To the knowledge of USTT, no event has
occurred within the 15 days immediately prior to the date hereof which is required to be reported on Form 8-K under the Securities Act.

                  2.4 Representations and Warranties of USA Acquisition. USA Acquisition represents and warrants to Stitch the following:

                           A. Corporate Organization. USA Acquisition is a
corporation duly organized, existing and in good standing under the laws of the State of Delaware, with all requisite power, authority and licensing (corporate and other) to own, operate and lease its properties and carry on its business as now being conducted except where the failure to have such power, authority or license, has not had, and could not reasonably be expected to have a Material Adverse Effect. USA Acquisition is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" shall mean any change in or effect on the business of USA Acquisition that is materially adverse to the business, operations, financial condition, or assets of USA Acquisition, except for any such changes or effects resulting from or arising in connection with any changes in general economic or business conditions.

                           B. Capitalization. The authorized capital stock of
USA Acquisition consists of 100,000 shares of common stock, $.001 par value per share. As of the date of this Agreement, the following shares are issued and outstanding: 100,000 shares of common stock, $.001 par value. Except for the issued and outstanding shares described above, there are no shares of capital stock or other equity securities of USA Acquisition issued and outstanding, and there are no (i) subscriptions, options, warrants, calls or conversion, exchange or other rights to purchase or acquire any securities of USA Acquisition and no securities of USA Acquisition are reserved for issuance for any purpose, or (ii) contracts, commitments, agreements or understandings that have not been fully performed or any agreements or restrictions to which USA Acquisition is a party or is bound or relating to any shares of capital stock or other securities of USA Acquisition, whether or not outstanding.

                           C. Authority. The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors and sole stockholder of USA Acquisition and no other corporate proceedings on the part of USA Acquisition are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. USA Acquisition has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes the valid and binding agreement of USA Acquisition, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a Court in granting equitable remedies.

                           D. Conflicts with Instrument. Neither the execution
or delivery of this Agreement by USA Acquisition or the consummation of the transactions contemplated by this Agreement by it nor the compliance with the terms of this Agreement by it will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of USA Acquisition, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement or other instrument or commitment or obligation to which USA Acquisition is a party, or by which it or any of its properties may be bound or affected; or (ii) violate any provision of any permit, license, certificate or registration to which it is subject or pursuant to which it conducts business.

                                    SECTION 3
                                    COVENANTS

                  3.1. Stitch and each Stockholder covenants and agrees that from and after the date of the execution and delivery of this Agreement and until the Effective Time:

                           A. Except as set forth in Schedule 3.1(A), Stitch
shall use reasonable good faith efforts to continue to conduct its business in the ordinary course and in the same manner as heretofore, and will use reasonable, diligent commercial efforts to preserve its business organization intact and keep available to USTT the services of its present employees and preserve the good will of customers and suppliers and others having business relations with Stitch. Stitch shall maintain its assets in their condition as of the date hereof, subject to ordinary wear and tear.

                           B. Stitch shall give to USTT and its representatives
full access during normal business hours, and on reasonable prior notice, to all of the assets, books, records, employees and payroll lists and records, agreements, and documents of Stitch, including, without limitation, all of the books of account and business records or other writings, computer data and information, computer programs, sales invoices and credit memos, ledgers, journals, bank statements, canceled checks, deposit slips, tax returns, tax assessments and notices, claims by or against Stitch, judgments, financing statements, security agreements, liens, computer runs, marketing and promotional plans, promotional or pricing allowances, price lists, credits, rebates, and/or discounts, payment and credit terms with suppliers and customers, customer complaints and claims, and insurance claims, wherever located (collectively hereinafter the "Stitch Books and Records"). Stitch will furnish to USTT all information with respect to the affairs of Stitch which USTT may from time to time reasonably request, and USTT and its representatives may, prior to the Closing, make such examination and investigation of said Stitch Books and Records and of its properties, assets, and business, as USTT deems necessary or advisable, and may examine any financial statements, including without limitation, internally prepared financial statements or management reports, and the work papers of the accountant or accountants employed by or servicing the Stitch Books and Records and business of Stitch for all periods prior to the Closing. The mere fact of such examination or investigation by USTT or its representatives, however, shall not, of itself, affect the representations, warranties or covenants hereunder of either Stitch or a Stockholder, unless USTT has obtained actual knowledge as a result of such investigation or examination which is contrary to any such representation, warranty, or covenant. From and after the date hereof, USTT shall have the right, on reasonable prior notice, to have one or more of its representatives present on the business premises of Stitch during normal business hours.

                           C. Stitch shall not, without first obtaining the
written consent of USTT, which consent shall not be unreasonably withheld or delayed, taking into account Stitch's financial condition: (1) make any commitment, or enter into any transaction, which materially and adversely affects its business; (2) enter into any agreement with respect to or affecting its business, other than in the ordinary and usual course of its business, which does not terminate or is not terminable without penalty by Stitch prior to the Closing; (3) further encumber, lien or grant a security interest in any of its assets; (4) make any loans or advances or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity which would affect in any manner its business; (5) cancel, amend or terminate any existing agreement relating in any manner to the business, except in the ordinary and usual course of its business or as otherwise required by this Agreement; (6) enter into or terminate any contract, agreement, plan, or lease, or make any change in any of its contracts, agreements, plans or leases, other than in the ordinary and usual course of its business; (7) make any changes in its authorized, issued or outstanding capital stock, and make no amendment to or change its Certificate of Incorporation or By-laws; (8) not dispose of or agree to dispose of, any assets, real, personal, or intangible, except in the ordinary course of business; (9) make no change to any of its contracts with, nor enter into any agreements granting any additional benefits to, any director, employee, Stockholder, or consultant; and (10) not declare, set aside, make provision for payment, or pay, any dividends on its capital stock.

                           D. Stitch will, through the Effective Time, keep in
force and undiminished its existing insurance in connection with its business. Prior to Closing, all risk of loss, damage or destruction to all or part of its business shall be borne exclusively by Stitch.

                           E. The Stockholders shall not transfer, assign,
encumber, hypothecate, sell, or transfer any interest whatsoever in any of the Stitch Stock.

                  3.2 USTT and USA Acquisition covenant and agree that from and after the date of the execution and delivery of this Agreement and until the Effective Time:

                           A. USTT shall give to the Stitch representatives
listed in Schedule 6 ("Stitch Nominees") full access during normal business hours, and on reasonable prior notice, and with the prior consent of USTT, to the books, records, agreements, and documents of USTT. The mere fact of such examination or investigation by Stitch Nominees, however, shall not, of itself, affect the representations, warranties or covenants hereunder of USTT, unless the Stitch Nominee has obtained actual knowledge as a result of such investigation or examination which is contrary to any such representation, warranty, or covenant. From and after the date hereof, and with the prior consent of USTT, Stitch Nominees shall have the right, on reasonable prior notice to be present on the business premises of USTT during normal business hours.

                           B. Prior to the Effective Time, USA Acquisition shall
not conduct any business or make any other investments and shall not have any assets (other than a de minimis amount of cash paid to USA Acquisition for the issuance of the initial shares of stock to USTT) or liabilities.

                  3.3 Continued Charter/ By-Law Indemnification.

                           (a) From and after the Effective Time, the Surviving
Corporation will fulfill and honor in all respects the obligations of Stitch pursuant to any indemnification provisions under Stitch's Certificate of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the provisions referred to in this Section 3.3 shall be referred to herein as, collectively, the "Section 3.3 Indemnified Parties"), provided, however, that in no event shall USTT or the Surviving Corporation be required to indemnify any of the Section 3.3 Indemnified Parties for any amount paid by any of the Stockholders under Section 8.1.A or otherwise to USTT under this Agreement. The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability set forth in Stitch's Certificate of Incorporation and By-Law as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of two (2) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Section 3.3 Indemnified Party.

                           (b) This Section 3.3 shall survive consummation of
the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each Section 3.3 Indemnified Party and such Section 3.3 Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of the Surviving Corporation.

                  3.4 Director's and Officer's Insurance. For a period of three
(3) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance for Stitch providing coverage equal in coverage and amount to that maintained by Stitch at the Effective Time with respect to matters involving Stitch arising on or before the Effective Time. In lieu thereof, the Surviving Corporation or USTT may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for USTT's directors and officers, so long as such substitution does not result in lapses of coverage. The cost to the Surviving Corporation or USTT, as the case may be, of such insurance shall not exceed $10,000 per annum, provided, that any amount in excess of such amount shall be paid for by the Stitch directors and officers. Following the three year period referred to above, the Surviving Corporation or USTT, as the case may be, shall maintain such policy in effect for up to an additional three years if all of the costs thereof are paid for by the Stitch directors and officers. The insurance policy shall provide that, if such insurance is to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Stockholders and such cancellation or change shall not be effective as to the Stockholders for at least thirty (30) days after receipt by the Stockholders of such notice (at their respective addresses, as provided to the insurer), unless the effect of such change is to extend or increase coverage under the policy; and the Stockholders will have the right (but not the obligation) at their election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default.

                  3.5 Further Assistance. From and after the Closing, the Stockholders shall, at no cost or expense to the Surviving Corporation or USTT, furnish all financial information reasonably necessary for, and shall cooperate with USTT with respect to, the preparation after the date of Closing of such financial statements relating to Stitch as USTT is required to prepare, provided that all audit and related costs shall be borne by USTT.

                                    SECTION 4
                           USTT SHAREHOLDERS' MEETING

         In accordance with its Articles of Incorporation, By-laws, and the Pennsylvania Business Corporation Law of 1988 ("BCL"), the Board of Directors of USTT has called for and approved a special meeting of its shareholders (such meeting and any adjournments or postponements thereof shall be referred to as the "Shareholders' Meeting") for 10:00 a.m., on May 10, 2002 for the purpose of among other matters considering and voting upon a proposal to increase the number of authorized shares of USTT Common Stock to 150,000,000 ("Proposal"). USTT shall recommend to its shareholders the approval of the Proposal and shall solicit proxies from its shareholders in favor of the Proposal. The record date of the Shareholders' Meeting is March 22, 2002. Promptly after the execution and delivery of this Agreement by all parties, USTT shall forward to all shareholders entitled to notice of and to vote at the Shareholders' Meeting an appropriate proxy statement and proxy.

                                    SECTION 5
                             USTT BOARD OF DIRECTORS

         Prior to the Effective Time, the Bylaws of USTT shall be amended to expand the size of the USTT board of directors to up to ten (10) members. As of the Effective Time, the three (3) persons who have been selected by Stitch and who are listed in Schedule 5 hereto shall be appointed to the Board of Directors of USTT. In no event shall the Board of Directors of USTT exceed ten (10) persons following the Effective Time. No later than December 31, 2002, one (1) of the Directors of USTT who was serving on the Board of Directors of USTT immediately prior to the Effective Time shall resign and the USTT Board of Directors shall thereafter consist of nine (9) members. Thereafter, for a period of three years, subject to its fiduciary duties, the Board of Directors of USTT shall take all actions necessary to nominate (and to submit such nomination to the shareholders of USTT for approval) the three persons selected by Stitch for reelection upon the termination of his initial term on the USTT Board of Directors and the six persons selected by USTT for reelection upon the termination of his term on the USTT Board of Directors.

                                    SECTION 6
                              CONDITIONS PRECEDENT

                  6.1 Conditions to the Merger Relating to USTT and USA Acquisition. The obligation of USTT and USA Acquisition to close under this Agreement is subject the satisfaction of the following conditions precedent (all or any of which may be waived, in whole or in part, in writing by USTT and USA Acquisition in their sole discretion) on or prior to the date of Closing and prior to the Effective Time:

                           A. Representations and Warranties. Each of the
representations and warranties herein made by the Stitch and the Stockholders shall be true in all material respects at the Effective Time as if made at, as of, and with respect to the Effective Time, and the covenants, agreements and obligations to be performed by the Stockholders or Stitch at or before the Effective Time pursuant to this Agreement shall have been so performed in all material respects. At the Effective Time, the Stockholders and Stitch will furnish a certificate to USTT and USA Acquisition, dated as of the date of Closing, executed by the Stockholders and by Stitch's principal executive officer and principal financial officer and by Stitch, to the effect set forth in this section and as to any other matters reasonably requested by USTT.

                           B. Regulatory Consents, Authorizations. The
Stockholders and Stitch shall have obtained all permits, consents, waivers from and approvals of, and made filings and registrations with any federal, state and local governmental board, commission, authority or other regulatory body which are required for the consummation by each of them of the transactions contemplated on their respective parts hereby.

                           C. Corporate Resolutions. Stitch shall have taken all
corporate action necessary to approve this Agreement and the transactions contemplated hereby and shall have delivered to USTT certified copies of the resolutions of the meetings of the Board of Directors and Stockholders of Stitch approving and adopting this Agreement and the transactions contemplated hereby.

                           D. Consents, Waivers, etc. The Stockholders and
Stitch shall have delivered to USTT all consents, waivers and authorizations necessary to permit the Merger to be consummated without any violation of, or the acceleration of any indebtedness under, or the termination of, any agreement to which Stitch is a party, including but not limited to those agreements set forth in Schedule 2.1(D) and 2.1(E) .

                           E. Legal Actions. There is no action, suit,
proceeding, claim, arbitration or investigation before any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency which shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a material adverse effect on Stitch, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  6.2 Conditions Precedent to the Merger Relating to Stitch and the Stockholders. The obligation of Stitch and the Stockholders to close under this Agreement is subject to the satisfaction of the following conditions precedent (all or any of which may be waived, in whole or in part, in writing by Stitch and the Stockholders in their sole discretion) on or prior to the date of Closing and prior to the Effective Time:

                           A. Representations and Warranties. Each of the
representations and warranties herein made by USTT and USA Acquisition shall be true in all material respects at the effective time as if made at, as of, and with respect to the Effective Time, and the covenants, obligations and agreements to be performed by USTT and USA Acquisition at or before the Effective Time pursuant to this Agreement shall have been so performed in all material respects. At the Effective Time, USTT and USA Acquisition shall furnish a certificate to the Stockholders and Stitch dated the date of Closing, executed by the principal executive officer and principal financial officer of USTT and of USA Acquisition to the effect set forth in the first sentence of this section.

                           B. Regulatory Consents, Authorizations. USTT and USA
Acquisition shall have obtained all permits, consents, waivers from and approvals of, and made filings and registrations with any federal, state and local governmental board, commission, authority or other regulatory body which are required for the consummation by it of the transactions contemplated on its part hereby.

                           C. Corporate Resolutions . USTT and USA Acquisition
shall have taken all corporate action necessary to approve this Agreement and the transactions contemplated hereby, and shall have delivered to Stitch certified copies of the resolutions of the Board of Directors of USTT and the Board of Directors of USA Acquisition approving and adopting this Agreement and the transactions contemplated hereby.

                           D. Consents. Stitch shall have obtained (and shall
have provided copies thereof to the USTT) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 2.1(G) which are required on the part of Stitch.

                           E. Legal Actions. There is no action, suit,
proceeding, claim, arbitration or investigation before any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency which shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                                    SECTION 7
                            NEGOTIATIONS WITH OTHERS

         From and after the date hereof and until the Effective Time or earlier termination of this Agreement, other than with USTT, neither Stitch nor the Stockholders, shall, directly or indirectly, solicit, encourage, entertain, participate in, or initiate, any discussions, negotiations, or agreements for the purpose of disposing of or transferring all or any portion of Stitch's assets, or the merger, consolidation, liquidation, sale of stock, or any similar transactions involving Stitch or its Stockholders. From and after the date hereof, Stitch and the Stockholders shall negotiate exclusively with USTT and shall not discuss with any person or entity other than USTT in any manner whatsoever any of the matters referred to in the prior sentence. From and after the date hereof, Stitch and the Stockholders shall promptly communicate to USTT the terms of any such acquisition proposal or offer that Stitch or a Stockholder receives from any person or entity other than USTT.

                                    SECTION 8
                                 INDEMNIFICATION

                  8.1      Indemnification.

                           A. From and after the date hereof, the Stockholders,
jointly and not severally, in proportion to their interests in the USTT Stock held under the Escrow Agreement, hereby agree to indemnify and hold harmless each of USTT, the Surviving Company, and USA Acquisition and their respective employees, directors, officers, shareholders, agents, successors, heirs and personal representatives, from and against any and all Losses (as hereinafter defined) incurred or suffered by USTT, USA Acquisition, or the Surviving Company, or any of their respective shareholders, employees, directors, or agents, arising out of, resulting from, relating to, or in connection with: (a) any breach or failure to perform by Stitch or the Stockholders of any of the terms of this Agreement; or (b) any inaccuracy, misrepresentation or false or misleading statement of Stitch or any Stockholder contained in any warranty or representation of Stitch or any Stockholder in this Agreement or any document delivered by Stitch or any Stockholder pursuant to this Agreement.

                           B. From and after the date hereof, USTT hereby agrees
to indemnify and hold harmless each of Stitch and the Stockholders and their respective employees, directors, officers, shareholders, agents, successors, heirs and personal representatives, from and against any and all Losses (as hereinafter defined) incurred or suffered by Stitch or the Stockholders, or any of their respective shareholders, employees, directors, or agents, arising out of, resulting from, relating to, or in connection with: (a) any breach or failure to perform by USTT or USA Acquisition of any of the terms of this Agreement; or (b) any inaccuracy, misrepresentation or false or misleading statement of USTT or USA Acquisition contained in any warranty or representation of USTT or USA Acquisition in this Agreement or any document delivered by USTT or USA Acquisition pursuant to this Agreement.

                  8.2 Definition of "Losses". For purposes of this Agreement, "Losses" shall mean any and all claims, liabilities, suits, actions, demands, deficiencies, charges, penalties, fines, interest, damages, losses, costs, or expenses (including reasonable attorneys' fees, financial advisor fees, expert fees, and court costs) of every kind and nature, incurred by the Indemnified Party (as defined below), as a result of Section 8.1.A or 8.1.B, as the case may be.

                  8.3      Indemnification Claims.

                           A. A party entitled, or seeking to assert rights, to
indemnification under this Section 8 (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 8 may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the

Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Section 8 and (B) the amount of Losses claimed due are less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Section 8 and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at such party's own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Losses" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                           B. In order to seek indemnification under this
Section 8, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8 for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Losses. The Indemnified Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

                           C. Within 20 days after delivery of a Claim Notice,
the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall elect one of the following: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, as provided in and subject to Section 8.6 hereof, provided that if the Indemnified Party is seeking to enforce any such claim hereunder pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to USTT such number of Escrow Shares as have an aggregate Merger Value (as defined below) equal to the Claimed Amount) ; or (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, as provided in and subject to Section 8.6 hereof, provided that if the Indemnified Party is seeking to enforce any such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to USTT such number of Escrow Shares as have an aggregate Merger Value equal to the Agreed Amount); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 8.3(D) for the resolution of such dispute (a "Dispute").

                           D. During the 60-day period following the delivery of
a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 8.3(D) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses (including any advances thereof) of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to USTT and/or the Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

                           E. Notwithstanding the other provisions of this
Section 8.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Section 8, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation after consultation with the Indemnifying Party but without consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Section 8, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Section 8, for any such Losses for which it is entitled to indemnification pursuant to this Section 8 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 8).

                  8.4. Indemnification by Successors. The respective indemnification obligations of the parties as set forth in this Section 8 shall be binding on the parties and their respective heirs, personal representatives, successors and assigns.


                  8.5 Survival. All representations, warranties and covenants contained in this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of any party and (b) shall expire on the date one year following the Closing (except for Sections 3.3 and 3.4 which shall survive for three years). If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party reasonably expects to incur Losses as a result of a breach of such representation or warranty (an "Expected Claim Notice") , then such representation or warranty shall continue to survive, but only for purposes of the matter(s) specified in such notice, beyond the date which is one year following the Closing until the resolution of the matter(s) covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified

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



Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Stockholders in accordance with the terms of the Escrow Agreement.

                  8.6 Limitations.

                           A. Except as provided in Section 8.6(E) below, (i)
the liability of USTT for Losses under this Section 8 shall be limited to an amount equal to the Merger Value (as defined below) of the Escrow Shares held by the Escrow Agent pursuant to the Escrow Agreement, payable not in cash, but by delivering such number of additional shares of USTT Stock as equals the amount of USTT's liability for any such Losses divided by the Merger Value, (ii) the liability of the Stockholders for Losses under this Section 8 shall be limited to the Escrow Shares held by the Escrow Agent pursuant to the Escrow Agreement,
(iii) USTT shall be liable under this Section 8 for only that portion of the aggregate Losses for which it would otherwise be liable which exceeds U.S. $100,000, and (iv) the Stockholders shall be liable under this Section 8 for only that portion of the aggregate Losses for which they would, jointly and severally, otherwise be liable which exceeds U.S. $100,000. For purposes of this Section, "Merger Value" shall mean the average of the closing prices of the USTT Stock for each of the ten (10) business days preceding Closing.

                           B. The Escrow Agreement is intended to secure the
indemnification obligations of the Stockholders under this Agreement and, except as provided in Section 8.6(E) below, shall be the exclusive means for USTT to collect any Losses for which it is entitled to indemnification under this
Section 8.

                           C. After the Closing, except as provided in Section
8.6(E) below, the rights of the Indemnified Parties under this Section 8 and the Escrow Agreement shall be the exclusive remedy of the parties with respect to all claims resulting from or relating to any of the matters referred to in
Section 8.1.A or 8.1.B of this Agreement, as the case may be.

                           D. No Stockholder shall have any right of
contribution against Stitch or the Surviving Company with respect to any breach by Stitch of any of its representations, warranties, covenants or agreements.

                           E. Notwithstanding anything in this Section 8 to the
contrary, the limitations contained in this Section 8.6 shall not apply to any claims by any Indemnified Party based on (i) any breach by USTT of Section 2.3
(E); or (ii) any breach by the Stockholders of Section 2.2.A; or (iii) any fraud or intentional misrepresentation; and neither USTT's nor any Stockholder's liability for any such claims shall be limited to the amounts set forth in this
Section 8.6 or to the Merger Value of the Escrow Shares, and this Section 8 shall not be the exclusive means for the Indemnified Party to enforce such rights.


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



                                    SECTION 9
                                  MISCELLANEOUS


                  9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time whether before or after the Shareholders' Meeting, in writing as follows:

                           A. By mutual action of the Board of Directors of
Stitch and USTT.

                           B. By USTT and USA Acquisition:

                                    1. If the conditions set forth in Section
6.1 hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Stitch or the Stockholders on or before 5:00 p.m., Philadelphia time, on May 17, 2002.

                                    2. If the USTT shareholders do not approve
the Proposal at the Shareholders' Meeting or if the Shareholders' Meeting is not duly convened on or before the close of business on May 17, 2002. Upon termination of this Agreement by USTT and USA Acquisition pursuant to this
Article 9.1.B.2, USTT shall within five business days deliver to Stitch a cash payment of $200,000; provided, however, that the amount shall be reduced and offset by any amounts then due to USTT by Stitch under the Promissory Note dated of even date herewith by Stitch, as maker, in favor of USTT, as payee, in the principal amount of $200,000.

                           C. By Stitch and the Stockholders:

                                    1. If the conditions set forth in Section
6.2 hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by USTT or USA Acquisition on or before 5:00 p.m., Philadelphia time, on May 17, 2002.

                                    2. If the USTT shareholders do not approve
the Proposal at the Shareholders' Meeting or if the Shareholders' Meeting is not duly convened on or before the close of business on May 17, 2002. Upon termination of this Agreement by Stitch and the Stockholders pursuant to this
Article 9.1.C.2, USTT shall within five business days deliver to Stitch a cash payment of $200,000; provided, however, that the amount shall be reduced and offset by any amounts then due to USTT by Stitch under the Promissory Note dated of even date herewith by Stitch, as maker, in favor of USTT, as payee, in the principal amount of $200,000.

In the event of the termination of this Agreement, this Agreement shall become void and have no effect, and no party hereto shall have any liability to any other party hereto, except for the obligations of USTT, if any, under Section 9.1.B.2 or 9.1.C.2, and except that any cause of action or claim for willful breach of this Agreement which may otherwise exist shall survive and shall not be extinguished or limited in any manner whatsoever.

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



                  9.2 Binding Effect, Benefit. This Agreement and the rights and obligations of USTT, USA Acquisition, the Stockholders, or Stitch hereunder shall not be assigned by any party to any third party, except with the written consent of all the other parties and such other consents as may be required. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective directors and shareholders and their permitted successors and assigns. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective directors or shareholders and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement, and except as otherwise provided herein there are no third party beneficiaries of this Agreement.

                  9.3 Notices. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given or served if in writing and sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

                  If to USTT or USA Acquisition:

                           USA Technologies, Inc.
                           200 Plant Avenue
                           Wayne, PA 19087
                           Attn: George R. Jensen, Jr., Chairman and CEO

                  With copy to:

                           Lurio & Associates, P.C.
                           Suite 2340
                           2005 Market Street
                           Philadelphia, PA 19103
                           Attn: Douglas M. Lurio, Esquire

                  If to Stitch or the Stockholders (other than Maytag Holdings):

                           Stitch Networks Corporation
                           500 North Walnut Street
                           Kennett Square, PA 19348
                           Attn: General Counsel

                  If to Maytag Holdings:

                           Maytag Holdings, Inc
                           c/o Maytag Corporation
                           403 West Fourth Street North
                           P.O. Box 39
                           Newton, Iowa 50208
                           Attn: General Counsel
                           Facsimile: (641) 787-8102
or to such other address or addresses as any party may designate to the others by like notice as set forth above. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                  9.4 Merger Clause. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to the letter dated March 15, 2002, between Stitch, USTT, and the Stockholders, and provided, however, that except as provided otherwise herein, the Mutual Confidentiality Agreement, dated September 12, 2001, between USTT and Stitch shall remain in full force and effect.

                  9.5 Choice of Law. This Agreement has been executed in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules. This Agreement may be executed in any number of copies, each of which shall be deemed an original, and all of which together, shall be deemed one and the same instrument.

                  9.6 Consent to Jurisdiction. Except as specifically provided otherwise in this Agreement, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding whatsoever arising out of or in any way connected with this Agreement or the transactions contemplated hereby shall be solely and exclusively commenced, filed, instituted or brought in the state or federal courts of the Commonwealth of Pennsylvania located in the County of Philadelphia, and each of the parties hereto irrevocably submits and accepts with regard to any such legal action or proceeding to the jurisdiction of such courts. Each of the parties irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties hereto, such service to become effective upon mailing. Each of the parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought in such Pennsylvania courts, and hereby further irrevocably waives any claim, that any such suit, action or proceeding brought in such courts, has been brought in an inconvenient forum.

                  9.7 Brokers and Finders. USTT, USA Acquisition, Stitch and the Stockholders hereby severally represent to each other that except for Technology Partners (Holdings) LLC, who has acted on behalf of USTT, no broker or finder has been employed or engaged by any of them in connection with the transactions contemplated in this Agreement and that except for Technology Partners (Holdings) LLC, no broker or finder is entitled to any brokerage or finder's fees or other commissions in connection with the proposed transaction; provided, however, that USTT shall be responsible for, and shall indemnify and hold harmless Stitch and the Stockholders from, any fees, commission or costs due to Technology Partners (Holdings),LLC.

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



                  9.8 Expenses. Except as provided in Section 8 and in the Escrow Agreement, whether or not the transactions contemplated by this Agreement are closed, each party shall bear its or his own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby.

                  9.9 Public Announcements. All public announcements relating to the transactions contemplated herein may be made by USTT at its discretion, and any other public announcements must be approved by USTT in advance.

                  9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.


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



         IN WITNESS WHEREOF, and intending to be legally bound, each of the parties hereto has duly executed this Agreement to evidence its agreement to the provisions hereto in their entirety, all on the day and year first above written.

                                  USA TECHNOLOGIES, INC.


                                  By: /s/ George R. Jensen, Jr.
                                     ------------------------------
                                  Name: George R. Jensen, Jr.
                                  Title: Chairman and CEO

                                  USA ACQUISITION CORP.


                                  By: /s/ George R. Jensen, Jr.
                                     ------------------------------
                                  Name: George R. Jensen, Jr.
                                   Title: Chairman and CEO

                                  STITCH NETWORKS CORPORATION


                                  By: /s/ David H. Goodman
                                     ----------------------------
                                  Name: David H. Goodman
                                  Title: President and CEO

                                  STOCKHOLDERS:

                                   /s/ David H. Goodman
                                  ---------------------------------
                                  DAVID H. GOODMAN

                                  MAYTAG HOLDINGS,  INC.

                                  By: /s/ Roger K. Scholten
                                     ------------------------------
                                  Name:    Roger K. Scholten
                                  Title: Director

                                  PENNSYLVANIA EARLY STAGE PARTNERS, L.P.
                                  By: PA-ESP Partners, L.P., its general partner
                                  By: Pennsylvania Early Stage Partners GP,
                                        L.L.C., its Manager

                                  By: /s/ Michael G. Bolton
                                     ------------------------------
                                  Name: Michael G. Bolton
                                  Title: Managing Director

         LIST OF EXHIBITS AND SCHEDULES TO AGREEMENT AND PLAN OF MERGER


EXHIBIT "A"                Certificate of Merger
EXHIBIT "B"                Form of Warrant
EXHIBIT "C"                Lock-Up Agreement
EXHIBIT "D"                Registration Rights Agreement
EXHIBIT "E"                Escrow Agreement
EXHIBIT "F"                Form of USTT Common Stock Option

SCHEDULE 1.10              Options to Purchase Stitch Common Stock
SCHEDULE 2.1(D)            Conflicts with Instruments
SCHEDULE 2.1(E)            Violations
SCHEDULE 2.1(F)            Related Party Obligations
SCHEDULE 2.1(G)            Governmental Consents
SCHEDULE 2.1(I)            Financial Statements
SCHEDULE 2.1(J)            Subsequent Events
SCHEDULE 2.1(K)            Taxes
SCHEDULE 2.1(N)            Material Contracts
SCHEDULE 2.1(O)            Bank Accounts
SCHEDULE 2.1(P)            Intellectual Property
SCHEDULE 2.1(Q)            Inventory
SCHEDULE 2.1(R)            Accounts Receivable
SCHEDULE 2.1(T)            Insurance
SCHEDULE 2.1(U)            Employee Benefit Plans
SCHEDULE 2.1(V)            Labor Relations/Employment Warranties
SCHEDULE 2.1(W)            Litigation
SCHEDULE 2.2(A)            Stock Ownership
SCHEDULE 2.2(J)            Residence
SCHEDULE 2.3(B)            Capitalization
SCHEDULE 3.1(A)            Preservation of Business
SCHEDULE 5                 Additions to USTT Board of Directors
SCHEDULE 6                 Stockholder Representatives


                                       39